EXHIBIT 99.1

For Immediate Release

Contact:                          Willing L. Biddle, President or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Operating Results for the Second Quarter and First Half of Fiscal 2013

Greenwich, Connecticut, June 7, 2013 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported its operating results for the period ended April 30, 2013.

Diluted Funds from Operations (FFO) for the quarter ended April 30, 2013 was $7,652,000 or $0.25 per Class A Common share and $0.22 per Common share, compared to $7,915,000 or $0.28 per Class A Common share and $0.25 per Common share in last year's second quarter.   For the first six months of fiscal 2013, diluted FFO amounted to $11,353,000 or $0.37 per Class A Common share and $0.33 per Common share compared to $16,146,000 or $0.57 per Class A Common share and $0.52 per Common share in the corresponding period of fiscal 2012.

Net income (loss) applicable to Class A Common and Common stockholders was $3,086,000 or $0.10 per diluted Class A Common share and $0.09 per diluted Common share in the second quarter of fiscal 2013 compared to $3,400,000 or $0.12 per diluted Class A Common share and $0.11 per diluted Common share in the same quarter last year.  Net income applicable to Common and Class A Common stockholders for the first six months of fiscal 2013 was $2,380,000 or $0.08 per diluted Class A Common share and $0.07 per diluted Common share compared to $7,164,000 or $0.25 per diluted Class A Common share and $0.23 per diluted Common share for the same period last year.

The per share amounts for both FFO and net income in the three and six month periods ended April 30, 2013 include the dilutive effect of the company issuing 2.5 million Class A Common shares in a follow-on public offering and issuing 5.175 million shares of a new Series F Preferred Stock, both in October 2012.  The common stock offering raised net proceeds of $48 million and the preferred stock offering an additional $125 million and these funds were not fully invested until May of 2013.  The primary purpose of the preferred stock offering was to fund the future redemption of the Series E and Series C preferred stock.  Although the company incurred an incremental $476,000 in preferred stock dividends in each of the quarters ending January 31, 2013 and April 30, 2013 as a result of the October 2012 preferred offering, the lower coupon rate of that offering will save the company $1.375 million in annual preferred dividends in perpetuity upon full redemption of the Series E and Series C preferred stock.  The company redeemed the Series E preferred stock in November 2012 at a make whole price $25.77 per share, which included a $0.77 per share make whole premium of $1.8 million over the $25 per share liquidation preference.  In addition, the company also re-purchased approximately 44% of the Series C preferred stock outstanding at a slight premium, but for less than the cost of scheduled dividends to the stated call date.  The company redeemed the remaining Series C preferred stock at $25 per share (par value) on May 29, 2013, which was the earliest date permissible.  As a result of the redemption of the Series E preferred stock and the Series C preferred stock, the company incurred charges to expense the original issue costs of these preferred shares and the Series E premium of $4.2 million, of which $3.8 million was chargeable in the quarter ended January 31, 2013 and $405,000 was chargeable in the quarter ended April 30, 2013.  The Company will have one remaining charge related to the Series C redemption in the amount of $68,000 for the three month period ending July 31, 2013.

Base rental income (exclusive of a provision for tenant credit losses and straight line rent) from properties owned in the three month periods ended April 30, 2013 and 2012 was relatively unchanged.  For the six month period base rental income (exclusive of a provision for tenant credit losses and straight line rent) from these properties increased by $181,000 as a result of normal base rental increases in the portfolio and new leasing in excess of new vacancies.  Net operating income from properties owned in the three month and six month periods ended April 30, 2013 and 2012 decreased by $222,000 and $328,000, respectively, mostly as a result of higher CAM costs at some of these properties, not all of which is recoverable through billings to the tenants.

Base rental income and net operating income for the six months ended April 30, 2013 from properties acquired in the second half of fiscal 2012 and first half of fiscal 2013 increased by $938,000 and $754,000, respectively.  At April 30, 2013, the percentage of the gross leasable area of the Company's core properties that was leased amounted to 90.78%, an increase of 1.61% from the end of fiscal 2012 and up 1.2% from last quarter.  The Company has 5 equity investments in unconsolidated joint ventures (537,000 square feet); at April 30, 2013, those properties were 96.01% leased.

Commenting on the quarter's operating results, Willing L. Biddle, President and Chief Operating Officer of UBP, said "In the second quarter, we continued making progress investing our capital from recent equity sales by acquiring equity interests in three freestanding mature net leased restaurant properties in our market for $3.0 million.  Additionally, after quarter end we closed on a $35 million 109,000 square foot grocery anchored shopping center located in our core marketplace in New Providence, New Jersey; the center is anchored by a 46,000 square foot A&P Fresh supermarket.  Also, subsequent to quarter end, we closed on an $18 million purchase of two retail properties located on U.S. Route 1 in Greenwich, CT. One property contains 10,000 square feet of GLA and includes Cosi and JP Morgan Chase Bank and is shadow anchored by a Stop & Shop grocery store, while the other property contains 15,000 square feet of retail including Jos A. Bank and other retailers that provide basic community necessities.  The decline in our Funds from Operations for both the quarter and first half of the year was expected due to the payment of preferred stock dividends during the period when both the newly issued Series F preferred shares and the recently redeemed, and more costly, Series C and E preferred shares were outstanding, and from charges related to the redemption of the Series C and E shares.  The Company made the strategic decision to accept the higher short term expense in order to lower its fixed charges significantly in perpetuity."

Continuing, Mr. Biddle said, "the Company's number one focus remains leasing the vacant space in our portfolio.  Overall, we feel good about the direction of our leasing, although we do have five properties where the leasing environment coming out of the recession has been more challenging.  For each of these properties, we believe we have an effective strategy in place to improve the property's position in its local marketplace and, as a result, we expect to be successful in leasing the vacant space at three of those properties in fiscal 2013.  In the second quarter we were able to sign two substantial leases for our Meriden property, the first with Fitness Edge, a regional quality health club, for 33,500 sf and the second with PetSmart, for 13,000 sf.  We are currently exploring a zoning change at the fourth property which, if granted, may significantly improve our ability to re-develop that center.  In addition, after quarter end, we received zoning approval to enable us to construct and operate a self-storage facility in 89,000 sf of warehouse space at the fifth property in Yorktown, NY property, which should enable us to generate higher income than the former warehouse use."

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 66 properties containing approximately 5.1 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 174 consecutive quarters of uninterrupted dividends to its shareholders since its inception and raised its dividend to its shareholders for the last 19 consecutive years.

Non-GAAP Financial Measure
Funds from Operations ("FFO")

The Company considers FFO to be a meaningful additional measure of operating performance because it primarily excludes the assumption that the value of its real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the Company.  The Company reports FFO in addition to net income applicable to common shareholders and net cash provided by operating activities.  FFO is helpful as it excludes various items included in net income that are not indicative of the Company's operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  The Company has adopted the definition suggested by the National Association of Real Estate Investment Trusts ("NAREIT").  The Company defines FFO as net income computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from sales of property plus real estate related depreciation and amortization, and after adjustments for unconsolidated joint ventures.  FFO does not represent cash flows from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs.  FFO should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity.  Since all companies do not calculate FFO in a similar fashion, the Company's calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Six Months and Three Months Ended April 30, 2013 and 2012
 (in thousands, except per share data)

	Six Months Ended		Three Months Ended
	April 30,		April 30,
	2013	2012	2013	2012
Revenues
Base rents	$34,359	$33,857	$17,271	$17,143
Recoveries from tenants	11,887	10,130	5,564	4,828
Lease termination income	24	87	24	-
Other income	1,100	1,095	375	514
Total Revenues	47,370	45,169	23,234	22,485

Expenses
Property operating	9,695	7,155	4,437	3,436
Property taxes	7,537	7,454	3,729	3,702
Depreciation and amortization	8,382	8,383	4,227	4,171
General and administrative	4,146	3,808	1,994	1,861
Acquisition Costs	278	310	125	225
Directors' fees and expenses	180	140	72	69
Total Operating Expenses	30,218	27,250	14,584	13,464

Operating Income	17,152	17,919	8,650	9,021
Non-Operating Income (Expense):
Interest expense	(4,243)	(4,320)	(2,023)	(2,285)
Equity in net income from unconsolidated joint ventures	601	(166)	419	(192)
Interest, dividends and other investment income	1,242	449	510	224

Net Income	14,752	13,882	7,556	6,768

Noncontrolling interests:
Net income attributable to noncontrolling interests	(317)	(171)	(135)	(94)
Net income attributable to Urstadt Biddle Properties Inc.	14,435	13,711	7,421	6,674
Preferred stock dividends	(7,890)	(6,547)	(3,929)	(3,274)
Redemption of preferred stock	(4,165)	-	(406)	-

Net Income Applicable to Common and Class A Common Stockholders	$2,380	$7,164	$3,086	$3,400

Diluted Earnings Per Share:
Common	$.07	$.23	$.09	$.11
Class A Common	$.08	$.25	$.10	$.12

Dividends Per Share:
Common	$.4500	$.4500	$.2250	$.2250
Class A Common	$.5000	$.4950	$.2500	$.2475

Weighted Average Number of Shares Outstanding
Common and Common Equivalent	8,317	8,113	8,411	8,237
Class A Common and Class A Common Equivalent	23,328	20,748	23,367	20,786

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Six Months and Three Months Ended April 30, 2013 and 2012
 (in thousands, except per share data)

	Six Months Ended April 30,		Three Months Ended April 30,
	2013	2012	2013	2012
Net Income Applicable to Common and Class A Common Stockholders	$2,380	$7,164	$3,086	$3,400

Real property depreciation	6,507	6,509	3,279	3,282
Amortization of tenant improvements and allowances	1,612	1,595	812	748
Amortization of deferred leasing costs	229	251	117	128
Depreciation and amortization on unconsolidated joint ventures	450	627	262	357
Loss on sale of property	175	-	96	-
Funds from Operations Applicable to Common and Class A Common Stockholders	$11,353	$16,146	$7,652	$7,915

Funds from Operations (Diluted) Per Share:
Common	$0.33	$0.52	$0.22	$0.25
Class A Common	$0.37	$0.57	$0.25	$0.28

The following table reconciles the company's net income (loss) available to Common and Class A Common Stockholders to Funds From Operations after removing the preferred stock redemption charges and excess preferred stock dividends for the six months and three months ended April 30, 2013 (Note 1).

Reconciliation of Net Income (Loss) Available to Common and Class A Common Stockholders To Recurring Funds From Operations:	Six Months Ended April 30,		Three Months Ended April 30,
	2013	2012	2013	2012
Net Income (loss) Applicable to Common and Class A Common Stockholders	$2,380	$7,164	$3,086	$3,400
Add: Redemption of preferred stock charges	4,165	-	406	-
Add: Excess preferred stock dividends (Note 1)	952	-	476	-
Net Income Applicable to Common and Class A Common Stockholders	$7,497	$7,164	$3,968	$3,400

Real property depreciation	6,507	6,509	3,279	3,282
Amortization of tenant improvements and allowances	1,612	1,595	812	748
Amortization of deferred leasing costs	229	251	117	128
Depreciation and amortization on unconsolidated joint ventures	450	627	262	357
Loss on sale of property	175	-	96	-
Funds from Operations Applicable to Common and Class A Common Stockholders	$16,470	$16,146	$8,534	$7,915

Funds from Operations (Diluted) Per Share:
Common	$.48	$.52	$.25	$.25
Class A Common	$.53	$.57	$.28	$.28

Note 1 – The Company sold preferred stock in October of 2012 for the main purpose of redeeming its Series E and Series C preferred stock.  The company redeemed the Series E on November 21, 2012 and redeemed the Series C on May 29, 2013.  $22,000,000 of the amount raised from the sale of the new preferred stock was used to redeem the remaining Series C preferred stock in May of 2013.  Until this redemption was able to take place the Company incurred excess preferred stock dividends in the first and second quarter of fiscal 2013 of approximately $476,000 per quarter.

Balance Sheet Highlights

(in thousands)
	April 30,	October 31,
	2013	2012
	(Unaudited)
Assets
Real Estate investments before accumulated depreciation	$671,461	$660,375

Investments in and advances to unconsolidated joint ventures	$31,409	$26,708

Total Assets	$646,691	$724,243

Liabilities
Revolving credit lines	$-	$11,600

Mortgage notes payable and other loans	$141,787	$143,236

Total liabilities	$181,941	$228,304

Redeemable Preferred Stock	$-	$21,510

Redeemable Noncontrolling Interests	$12,987	$11,421

Total Stockholders' Equity	$451,763	$463,008